Exhibit 5.3

[LETTERHEAD OF SHEARMAN & STERLING LLP]

September 27, 2012

The Board of Directors
Inmet Mining Corporation
330 Bay Street, Suite 1000
Toronto, Ontario
M5H 2S8
Canada

Inmet Mining Corporation

Ladies and Gentlemen:

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under Section 19, “U.S. Federal Income Tax Considerations” in the Offer to Purchase and Circular included in this Registration Statement on Form F-80 of Inmet Mining Corporation.   In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ SHEARMAN & STERLING LLP